SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                (Amendment No. 1)

                               September 21, 2001
                                (Date of Report)
                        (Date of earliest event reported)


                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)

                                    New York
                    (State or jurisdiction of incorporation)



      0-11507                                                  13-5593032
---------------------------                -------------------------------------
Commission File Number                        IRS Employer Identification Number


605 Third Avenue, New York, NY                                       10158-0012
-----------------------------              -------------------------------------
Address of principal executive offices                                 Zip Code


Registrant's telephone number, including area code:              (212) 850-6000
                                                      --------------------------



             This is the first page of a thirty one page document.

The following information is herewith filed as an amendment to the Form 8-K dated September 21, 2001 filed by the Company in connection with its acquisition of all the outstanding shares of Hungry Minds, Inc.

Item 7(a).

 Financial Statements of Businesses Acquired                            Page No.

 Independent Auditor's Report                                                  3

 Consolidated Balance Sheets of Hungry Minds, Inc. as of September 30,         4
 2000 and 1999

 Consolidated Statements of Income of Hungry Minds, Inc. for the years         5
 ended September 30, 2000 and 1999

 Consolidated Statements of Stockholders' Equity  of Hungry Minds, Inc.        6
 for the years ended September 30, 2000 and 1999

 Consolidated Statements of Cash Flows of Hungry Minds, Inc. for the           7
 years ended September 30, 2000 and 1999

 Notes to Hungry Minds, Inc. Consolidated Financial Statements              8-18

 Condensed Consolidated Balance Sheets - Unaudited as of June 30,             19
 2001and June 30, 2000

 Condensed Consolidated Statements of Operations - Unaudited
 for the Nine-Months Ended June 30, 2001 and 2000                             20

 Condensed Consolidated Statements of Cash Flows - Unaudited                  21
 for the Nine-Months Ended June 30, 2001 and 2000

 Notes to Unaudited Condensed Consolidated Financial Statements            22-25


Item 7(b).
  Pro Forma Financial Information

  Introduction                                                             26-27

  Unaudited Pro Forma Condensed Combined Statement of Financial Position      28
  of John Wiley & Sons, Inc. and Hungry Minds, Inc. as of July 31, 2001

  Unaudited Pro Forma Condensed Combined Statement of Income of John          29
  Wiley & Sons, Inc. and Hungry Minds, Inc. for the year ended April 30,
  2001

  Unaudited Pro Forma Condensed Combined Statement of Income of John          30
  Wiley & Sons, Inc. and Hungry Minds, Inc. for the three months ended
  July 31, 2001

  Notes to Unaudited Pro Forma Condensed Combined Financial Information       31
  of John Wiley & Sons, Inc. and Hungry Minds, Inc.

  "Safe Harbor" Statement under the Private Securities Litigation             32
   Reform Act of 1995

  Signature                                                                   32


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hungry Minds, Inc.:

We have audited the accompanying consolidated balance sheets of Hungry Minds, Inc. (formerly IDG Books Worldwide, Inc.) and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two fiscal years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hungry Minds, Inc. (formerly IDG Books Worldwide, Inc.) and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the two fiscal years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP
San Jose, California
December 15, 2000

                                          HUNGRY MINDS, INC. AND SUBSIDIARIES
                                              CONSOLIDATED BALANCE SHEETS
                                        (in thousands, except per share amounts)


ASSETS
                                                                      September 30,
                                                         -------------------------------------
                                                                 2000                1999
                                                        ------------------   ----------------
Current Assets:
         Cash and cash equivalents                         $      929         $    2,084
         Accounts receivable - net                             70,696             45,974
         Inventory - net                                       29,719             31,344
         Other current assets                                   2,465              4,092
         Deferred tax assets                                   22,102             21,334
                                                         ------------------   ----------------
                Total Current Assets                          125,911            104,828

         Royalty advances - net                                16,229             12,110
         Property and equipment - net                          15,969              6,032
         Intangible assets - net                               76,901             90,221
         Other assets                                           5,418              3,280
                                                         ------------------   ----------------
                Total Assets                               $  240,428         $  216,471
                                                         ==================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
        Current portion of long-term debt                  $    6,000         $       --
        Accounts payable                                       19,420              9,666
        Accrued liabilities                                    51,110             57,815
                                                         ------------------   ----------------
                Total Current Liabilities                      76,530             67,481

        Long-term debt                                         81,500             82,000
        Deferred tax liability                                  4,747              4,950
                                                         ------------------   ----------------
                Total liabilities                             162,777            154,431

        Minority interest                                         127                 95

        Commitments and contingencies (see note 14)

        Stockholders' Equity:
           Preferred stock, $.001 par value; authorized:
           5,000,000 shares; issued and outstanding: 0 shares      --                 --
        Common stock, $.001 par value; authorized: 25,000,000
           Class A shares and 400,000 Class B shares; issued
           and outstanding: 14,752,656 and 14,278,825 Class A,
           and 0 and 200,000 Class B shares in 2000 and 1999,
           respectively                                            15                 14
           Additional paid-in-capital                          50,182             46,637
           Retained earnings                                   27,337             15,284
           Accumulated other comprehensive income                 (10)                10
                                                         ------------------   ----------------

                Total Stockholders' Equity                     77,524             61,945
                                                         ------------------   ----------------
                                                         ------------------   ----------------

                Total Liabilities and Stockholders' Equity  $ 240,428         $  216,471
                                                         ==================   ================



                            See notes to consolidated financial statements.

                                   HUNGRY MINDS, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF INCOME
                                 (in thousands, except per share amounts)



                                                                           Years Ended September 30,
                                                                     --------------------------------------
                                                                           2000                 1999
                                                                     -----------------    -----------------
Revenue:
     Net sales                                                     $          230,974   $          172,181
     Licensing and other revenues                                              12,349                7,595
                                                                     -----------------    -----------------
       Net revenue                                                            243,323              179,776

Operating costs and expenses:
     Cost of sales                                                            138,768               92,589
     Selling, general and administrative                                       68,999               58,919
     Depreciation and amortization                                              7,334                5,209
                                                                     -----------------    -----------------
           Total operating costs and expenses                                 215,101              156,717


Operating income                                                               28,222               23,059
Interest expense, net                                                           6,855                1,050
                                                                     -----------------    -----------------

Income before provision for income taxes                                       21,367               22,009
Provision for income taxes                                                      9,314                9,272
                                                                     -----------------    -----------------

Net income                                                         $           12,053   $           12,737

Net income per share:
     Basic                                                         $             0.82   $             0.88
                                                                     =================    =================

     Diluted                                                       $             0.82   $             0.86
                                                                     =================    =================

Shares used in per share computation
     Basic net income                                                          14,663               14,395
                                                                     =================    =================
     Diluted net income                                                        14,688               14,823
                                                                     =================    =================

                             See notes to consolidated financial statements.

                       HUNGRY MINDS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                                 Accumulated
                                                                                                   other
                                                                 Additional                     Comprehen-
                                            Common Stock          Paid-in      Retained           sive
                                --------------------------
                                    Shares       Dollars          Capital       Earnings         Income           Total
                                ------------  ------------    ------------   -------------   -------------   ----------------

Balance, September 30, 1998        14,280       $    14        $  44,029         2,547             --   $       46,590
   Net income                                                                   12,737                          12,737
   Translation adjustment                                                                          10               10
                                                                                                             ----------------

   Comprehensive income                                                                                         12,747

   Issuance of stock
     under ESOP                        98                         1,513                                          1,513
   Proceeds from ESPP
     purchases                         71                           743                                            743
   Proceeds from option
     exercises                         30                           352                                            352
                                ------------  ------------    ------------   -------------   -------------   ----------------

Balance, September 30, 1999        14,479           14           46,637         15,284             10           61,945
   Net income                                                                   12,053                          12,053
   Translation adjustment                                                                         (20)             (20)
                                                                                                             ----------------

   Comprehensive income                                                                                         12,033

   Issuance of stock
     under ESOP                        41                           566                                            566
   Proceeds from ESPP
     purchases                         60                           579                                            579
   Proceeds from option
     exercises                        173            1            2,040                                          2,041
   Issuance of warrants                                             360                                            360
                                ------------  ------------    ------------   -------------   -------------   ----------------

Balance, September 30, 2000        14,753      $     15        $ 50,182       $ 27,337        $     (10)      $ 77,524
                                ============  ============    ============   =============   =============   ================


                                See notes to consolidated financial statements.


                                             HUNGRY MINDS, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                        (in thousands)

                                                                              September 30, Years Ended
                                                                         ------------------------------------
                                                                              2000                1999
                                                                         ----------------    ----------------

Cash Flows from Operating Activities:
  Net income                                                           $          12,053   $          12,737
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
     Depreciation and amortization                                                 7,334               5,209
     Deferred income taxes                                                          (971)             (1,346)
     Changes in operating assets and liabilities:
        Accounts receivable                                                      (24,663)            (18,597)
        Receivable from parent                                                        --               1,514
        Inventory                                                                    660              (4,700)
        Royalty advances                                                          (6,307)             (2,774)
        Other current assets                                                       1,840              (1,779)
        Accounts payable                                                           9,754               3,369
        Accrued liabilities                                                       (6,715)             16,703
                                                                         ----------------    ----------------
          Net cash provided by (used for) operating activities                    (7,015)             10,336
                                                                         ----------------    ----------------

Cash Flows from Investing Activities:
  Capital expenditures                                                           (13,812)             (3,754)
  Sale of assets, net                                                             17,388                  --
  Other investments                                                                 (617)             (1,856)
  Acquisitions, net of cash acquired                                              (4,640)           (100,118)
                                                                         ----------------    ----------------
          Net cash used for investing activities                                  (1,681)           (105,728)
                                                                         ----------------    ----------------

Cash Flows from Financing Activities:
  Payment of Cliffs Notes, Inc. line of credit                                        --                (342)
  Proceeds from exercises of stock options                                         2,041                 352
  Paydowns on credit facility                                                    (45,500)             (5,000)
  P roceeds from credit facility                                                  51,000              87,000
                                                                         ----------------    ----------------
          Net cash provided by financing activities                                7,541              82,010
                                                                         ----------------    ----------------

Decrease in cash and equivalents                                                  (1,155)            (13,382)
Cash and equivalents, beginning of year                                            2,084              15,466
                                                                         ----------------    ----------------

Cash and equivalents, end of year                                      $             929   $           2,084
                                                                         ================    ================

Supplemental cash flow information:
  Cash paid for taxes                                                  $           9,638   $           9,969
                                                                         ================    ================
  Cash paid for interest                                               $           5,270   $             367
                                                                         ================    ================

Non-cash investing and financing activities:
   Acquisitions (Note 3):
       Tangible assets                                                 $           1,668   $          23,747
       Intangible assets                                                           4,471              82,899
       Less cash paid                                                             (4,640)           (100,118)
       Less warrants issued                                                         (360)                 --
                                                                         ----------------    ----------------
       Liabilities assumed                                             $           1,139   $           6,528
                                                                         ================    ================
                                                                         ================    ================

   Common stock issued to ESOP                                         $             566   $           1,513
                                                                         ================    ================
   Payroll withheld to fund ESPP purchase                              $             579   $             743
                                                                         ================    ================

                      See notes to consolidated financial statements.

    HUNGRY MINDS, INC. AND SUBSIDIARIES (Formerly IDG Books Worldwide, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

     Organization and Description of Business Hungry Minds, Inc., a Massachusetts company, ("the Company") (formerly IDG Books Worldwide, Inc.) was founded in 1990 as a wholly-owned subsidiary (through intermediate companies) of International Data Group, Inc. ("Parent"). On March 24, 1998, the Company was reincorporated in Delaware. On July 31, 1998, the Company consummated its initial public offering (the "Offering") of 3,180,000 shares of Class A common stock at an offering price of $15.50 per share.

     The Company is a leading global knowledge company featuring a diverse portfolio of technology, consumer, and general how-to book brands, computer-based learning tools, Internet sites and Internet e-services. The Company publishes and markets under well-known brand names, including For Dummies(R), Visual(TM), Bible, CliffsNotes(TM), Frommer's(R), Betty Crocker's(R), Weight Watchers(R) and Webster's New World(TM).

Principles of Consolidation
     The consolidated financial statements include the accounts of Hungry Minds, Inc. and its majority controlled subsidiaries (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

Reclassifications
     Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the fiscal year 2000 presentation. The accompanying balance sheet as of September 30, 2000 reports a deferred tax liability of $4.7 million with a corresponding addition to goodwill to reflect the book/tax difference related to the carrying value of Cliffs Notes' intangible assets. The accompanying consolidated balance sheet as of September 30, 1999 has been reclassified to reflect these reclassifications.

2.  Significant Accounting Policies

Fiscal Year
     The Company's fiscal year ends on the last Saturday of each September. Fiscal years 2000 and 1999 ended on September 30, 2000 and September 25, 1999, respectively. As a result, fiscal year 2000 consisted of 53 weeks, while fiscal year 1999 consisted of 52 weeks. For convenience, fiscal year-ends are denoted in the accompanying financial statements as September 30.

Revenue Recognition
     Sales are recorded upon shipment of products, net of provisions for estimated returns and allowances, which are estimated based on historical experience by type of book. For each of the years ended September 30, 2000 and 1999, the provision for returns and allowances represented approximately 22% of gross sales, which approximates historical averages. Revenue from the licensing of titles, editorial content, and design are recognized as earned.

Concentrations of Credit Risk
     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's customers consist principally of retail chain booksellers, wholesale distributors, office superstores, membership clubs, and computer/electronic superstores located primarily in the United States and Canada. Certain customers account for over 10% of sales (Note 12). The Company performs ongoing credit evaluations of its customers and maintains allowances for estimated probable credit losses.

Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. The primary estimates underlying the Company's financial statements include allowances for sales returns, doubtful accounts, inventory obsolescence, reserves for royalty advances, and recoverability of deferred tax assets. Actual results could differ from those estimates. During the fourth quarter of fiscal 2000, the Company revised certain assumptions in its estimate of the sales returns reserve, which had the effect of increasing pre-tax income by $5.0 million ($3.0 million after tax, or $.20 per diluted share).

Cash and Equivalents
     The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

Inventory
     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Royalty Advances
     Royalty advances are recorded as cash is advanced to authors and are expensed as earned by authors or reserved when future recovery appears doubtful. Royalty advances are reported net of reserves of $14.4 million and $13.7 million at September 30, 2000 and 1999, respectively.

Property and Equipment
     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the remaining useful life of the related assets. The Company capitalizes internal-use software in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and EITF 00-2, Accounting for Web Site Development Costs. Such costs are amortized over a useful life of five years.

Intangible Assets
     Intangible assets represent trademarked brand names, goodwill, publishing rights and other intangible assets. Amortization is provided on a straight-line method over the estimated useful lives of these assets ranging from five to forty years.

Long-Lived Assets
     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the Company evaluates the carrying value of its long-lived assets on an ongoing basis and recognizes an impairment when the estimated future undiscounted cash flows from operations are less than the carrying value of the related assets.

Income Taxes
     The Company accounts for deferred income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, which requires that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts, more likely than not, to be realized.

Net Income Per Share
     Basic net income per share excludes dilution and is computed using the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (stock options) were exercised or converted into common stock. For the years ended September 30, 2000 and 1999, respectively, approximately 25,025 and 428,000 shares, reflecting the dilutive effects of outstanding stock options, were included in computing diluted net income per share. See Note 11 for discussion of stock options.

Fair Value of Financial Instruments
     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the estimated fair value of financial instruments. The carrying values of cash, accounts receivable, accounts payable, and long-term debt approximates their estimated fair values.

Foreign Currencies
     The Company's foreign subsidiaries use their local currency as their functional currency. The assets and liabilities of the subsidiaries are translated at exchange rates in effect at the balance sheet date and income and expense accounts are translated at average exchange rates during the year. Translation adjustments are reported as a separate component of stockholders' equity.

     Beginning in fiscal year 1999, the Company entered into forward foreign exchange contracts to reduce exposure to foreign currency exchange risk related to accounts receivable and intercompany transactions, which are denominated in foreign currencies. The net gains and losses from the foreign forward exchange contracts are included in net income. As of September 30, 2000, the Company had forward foreign contracts to sell 1.4 million Canadian dollars and 5.2 million Singapore dollars. As of September 30, 1999, the Company had forward foreign contracts to sell 3.3 million of Canadian dollars and 1.2 million of Singapore dollars. Forward foreign contracts generally have maturities of one to three months.

Stock-Based Compensation
     The Company accounts for stock-based compensation using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as allowed by SFAS No. 123, Accounting for Stock-Based Compensation.

New Accounting Pronouncements
     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities on the Balance Sheet and measure these instruments at fair value. SFAS 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Accordingly, the Company adopted SFAS 133 on October 1, 2000. The impact of the Company's adoption of SFAS 133 on its financial position or results of operation was insignificant.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended, provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The Company is required to adopt SAB 101 in the first quarter of fiscal 2001 and does not expect the adoption of SAB 101 to have a material impact on future operating results.

3.  Acquisitions and Divestitures

Hungry Minds

     On August 10, 2000, the Company acquired substantially all of the net assets of Hungry Minds, Inc. ("Old HMI"), a privately-held e-learning company with proprietary online learning technology and online learning solutions for corporations, individuals and students. The acquisition price of approximately $5.0 million consisted of $3.3 million cash paid into escrow (to be released over a twenty-four month period assuming certain conditions, as stated in the Asset Purchase Agreement, are fulfilled, including valid assignment of rights to intangible property), a $0.9 million cash payment to an Old HMI creditor, a $0.4 million advance to Old HMI prior to closing, and a warrant valued at approximately $0.4 million. The warrant provides for the purchase of 62,992 shares of the Company's stock at $7.9375 per share, which expires in 2005, and becomes exercisable only if the Company's stock price reaches $24.9375. The acquisition was accounted for as a purchase business combination and, accordingly, the acquisition cost has been allocated to the fair value of the assets acquired and liabilities assumed. Of the acquisition price, $4.5 million was allocated to goodwill, which is being amortized over six years. The Company funded the acquisition with $4.4 million in borrowings on the Credit Facility (see note 9). The purchase price allocation is preliminary and subject to revision upon receipt of final information.


Reference Brands
     In August 1999, the Company acquired a portfolio of book and online brands from the Macmillan General Reference Group (the Reference Brands) of Pearson Education, Inc. for $83.0 million, plus $0.5 million in transaction costs. The acquisition was accounted for as a purchase business combination and, accordingly, the acquisition cost has been allocated to the fair value of the assets acquired and liabilities assumed. Of the acquisition cost, $67.3 million was allocated to intangible assets, including branded trademarks ($55.6 million), goodwill ($9.2 million), publishing rights ($2.2 million) and workforce ($0.3 million). Branded trademarks and goodwill are amortized on a straight-line basis over 40 years. Assumed liabilities included $2.0 million for the costs of a restructuring plan involving various settlements and contract terminations ($1.2 million) and estimated severance and relocation of personnel ($0.8 million). As of September 30, 2000, such amounts have been paid.

     During fiscal year 2000, the Company sold the Arco, J.K. Lasser and Chek-Chart businesses, which were purchased as part of the Reference Brands acquisition. The combined $18.0 million sale price was recorded as an adjustment to the purchase price of Reference Brands, with no gain or loss resulting from the sale.

Cliffs Notes
     In December 1998, the Company purchased Cliffs Notes, Inc., a privately held publisher of popular study guides. The acquisition price included approximately $17.1 million in payments to Cliffs' shareholders, retirement of shareholder notes and bank debt, plus $0.5 million in transaction costs. The acquisition was accounted for as a purchase business combination and, accordingly, the acquisition cost has been allocated to the fair value of the assets acquired and liabilities assumed. Assumed liabilities included $1.4 million for the cost of a restructuring plan to relocate certain employees of Cliffs Notes, Inc. and terminate certain facility leases and other business contracts. As of September 30, 2000, such amounts have been paid. Of the acquisition cost, $15.4 million was allocated to branded trademarks and $5.0 million was allocated to goodwill with a forty year estimated useful life. In addition, a $5.0 million deferred tax liability was recorded for the income tax effect of temporary differences between the book basis and tax basis of branded trademarks.

     The operating results of Old HMI, the Reference Brands and Cliffs Notes, Inc. have been included in the accompanying consolidated financial statements from the respective dates of acquisition. The unaudited pro forma results below assume the acquisitions and divestitures occurred at the beginning of fiscal 1999. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. This unaudited pro forma information is not necessarily indicative of the results that the Company would have achieved if the Old HMI, Reference Brands and Cliffs Notes, Inc. acquisitions had taken place on October 1, 1998.

                                                   Years Ended September 30,
                                                     2000              1999
                                               ----------------  ---------------
   (in thousands, except per share amounts)
   Net revenue                                   $   239,379      $   222,056
   Net income                                          2,937            4,982
   Diluted net income per share                  $      0.20      $      0.34


     Also in December 1998, the Company made a $1.8 million investment to acquire a 49% interest in a Canadian publisher, CDG Books Canada, Inc., a newly formed company with Macmillan Canada (a division of Canada Publishing Company). The Company's investment is accounted for using the equity method. The Company's equity in the operating losses of CDG Books Canada, Inc. for the fiscal years 2000 and 1999 was $0.4 million and $0.3 million, respectively.

4.   Accounts Receivable

     Accounts receivable consisted of the following (in thousands):

                                                          September 30,
                                                       2000            1999
                                                    ----------        --------

Accounts receivable............................      $105,324         $83,300
Allowance for doubtful accounts................        (5,396)         (5,330)
Allowance for sales returns....................       (29,232)        (31,996)
                                                    ----------        --------
         Accounts receivable - net.............       $70,696         $45,974
                                                     =======           =======

5.Inventories

     Inventories consisted of the following (in thousands):

                                                          September 30,
                                                       2000             1999
                                                   ----------        --------
Books (finished goods).......................         $38,374         $40,167
Paper........................................           4,380           5,364
                                                   ----------        --------
         Total Inventory.....................          42,754          45,531
Reserve for obsolescence.....................         (13,035)        (14,187)
                                                   ----------        --------
         Inventory - net.....................      $   29,719        $ 31,344
                                                   ==========        ========

6.       Property and Equipment

     Property and equipment consisted of the following (in thousands):

                                                            September 30,
                                                         2000             1999
                                                       ---------        --------

Computers and equipment..............................  $ 16,222        $  8,854
Furniture and fixtures...............................     3,889           1,272
Leasehold improvements...............................     5,989           2,572
Internal use software................................     4,457           3,858
                                                       --------        --------
         Total.......................................    30,557          16,556
Less accumulated depreciation and amortization.......   (14,588)        (10,524)
                                                       --------        --------
         Property and equipment - net................   $15,969          $6,032
                                                         =======         ======

7.       Intangible Assets

     Intangible assets consisted of the following (in thousands):

                                                            September 30,
                                                         2000             1999
                                                       ---------        --------

Branded trademarks.................................... $  37,837         $55,581
Goodwill..............................................    35,147          28,048
Publishing rights.....................................     7,220           7,220
Other intangibles.....................................     1,000           1,000
                                                        ---------       --------
         Total........................................    81,204          91,849
Less accumulated amortization.........................    (4,303)         (1,628)
                                                       ----------       --------
         Intangible assets - net...................... $  76,901         $90,221
                                                       =========         =======

8. Accrued Liabilities

     Accrued liabilities consisted of the following (in thousands):

                                                              September 30,
                                                          2000          1999
                                                      ----------     --------
Accrued royalties...................................     $16,707      $16,276
Accrued promotions..................................      10,088       14,068
Accrued compensation and benefits...................       5,350        8,689
Accrued inventory and fulfillment...................       9,989        8,086
Accrued income taxes................................       1,668        1,158
Other accrued liabilities...........................       7,308        7,101
Accrued acquisition restructuring costs.............          --        2,437
                                                      ----------      --------
         Accrued liabilities........................     $51,110      $57,815
                                                       =========      ========

9.       Long-Term Debt

     The majority of the Company's debt was funded under a $110.0 million syndicated revolving credit facility dated July 1999 (the "Credit Facility"). The Credit Facility included a $70.0 million term loan commitment and a $40.0 million revolving commitment. The term loan facility required quarterly principal payments beginning December 2000 and continuing through July 2005 (the "Credit Facility Maturity Date"). The revolving commitment did not require payment until the Credit Facility Maturity Date. The Company's syndicated borrowings under the Credit Facility at September 30, 2000 and 1999 totaled $87.5 million and $82.0 million, respectively. The borrowings included $70.0 million of the term loan commitment in each year and $17.5 million and $12.0 million of the revolving commitment as of September 30, 2000 and 1999, respectively.

     Interest on the Company's borrowings was payable at a margin of between 0.875% and 1.625% over US dollar London Interbank Offered Rate ("LIBOR") and 0% to 0.375% over US Prime Rate, depending on the nature of the borrowing and the financial condition of the Company. The weighted average rate in effect at September 30, 2000 was 7.92%.

     Borrowings were secured by all material tangible and intangible domestic assets now owned or hereafter acquired, and were governed by certain financial covenants based on the results and financial position of the Company. As of September 30, 2000, the Company was in compliance with all such covenants.

     Scheduled maturities of the credit facility as of September 30, 2000 were as follows: fiscal 2001: $6 million; fiscal 2002: $11 million; fiscal 2003:
$13.5 million; fiscal 2004: $15.5 million; and, fiscal 2005: $41.5 million.

10.      Income Taxes

     The provision for federal, state, and foreign taxes consisted of the following for the years ended September 30 (in thousands):

                                                2000         1999
                                              --------     --------
Current:
    Federal................................   $  8,175      $8,537
    State..................................      1,874       1,873
    Foreign................................        236         208
                                              --------     --------
    Total current..........................     10,285      10,618
                                              --------     --------

Deferred:
    Federal................................       (664)       (915)
    State..................................       (146)       (281)
    Foreign................................       (161)       (150)
                                              ---------     --------
    Total deferred.........................       (971)     (1,346)
                                              ---------    ---------
         Total.............................   $  9,314      $  9,272
                                              ========      ========

    Deferred tax assets consisted of the following at September 30 (in thousands):


                                                        2000           1999
                                                      ---------     ---------
    Reserve for returns                                $10,885$        11,177
    Reserve for obsolescence                              3,637         4,116
    Loss accruals                                         5,609         3,294
    Uniform capitalization                                1,351         1,223
    Other                                                   343         1,374
    Foreign                                                 277           150
                                                       --------     ---------
    Deferred tax assets                                $22,102$        21,334
    Amortization of intangible assets                    (4,747)       (4,950)
                                                       --------     ---------
    Net deferred tax assets                            $17,355        $16,384
                                                       =======        =======

     The differences between the effective income tax rate and the statutory federal tax rate were as follows for the years ended September 30:

                                                        2000          1999
                                                        ------        ------

    Statutory federal tax rate.......................    35.0%         35.0%
    State taxes, net of federal tax benefit..........     5.2           4.4
    Other............................................     3.3           2.7
                                                        ------        ------
    Effective tax rate...............................    43.5%         42.1%
                                                        ======        ======


11.  Stockholders' Equity

Common Stock
     The Company was authorized to issue 25,000,000 shares of $.001 par value Class A common stock, 400,000 shares of $.001 par value Class B common stock and 5,000,000 shares of $.001 par value preferred stock. During fiscal 2000, all 200,000 outstanding shares of Class B common stock were converted by the Parent into an equal number of Class A common shares.

     Each outstanding share of Class A common stock was entitled to one vote. Holders of Class A common stock were entitled to receive dividends in such amounts as the Board of Directors may from time to time determine. Class A common stock was not convertible. The Parent had approximately 75.6% of the voting power of common stock as of September 30, 2000.

Common Stock Warrant
     As part of the consideration paid for the acquisition of Old HMI, the Company issued a warrant to purchase 62,992 shares of common stock of the Company at $7.9375 per share. The warrant was fully vested, expires in 2005 and becomes exercisable only if the Company's common stock price reaches $24.9375.

Stock Option Plan
     In 1998, the Company's Board of Directors approved the 1998 Stock Option Plan (the "Plan") under which 2,850,000 shares of common stock were reserved for issuance to employees, consultants, and directors. Under the plan, both incentive and nonstatutory stock options may have been granted to purchase common stock at not less than the fair market value of the common stock at the date of grant. Options generally vested over four years and expired ten years after date of grant. During fiscal 1999, the Company granted options to purchase 714,800 shares of Class A common stock at exercise prices between $9.13 and $22.000 per share. During fiscal 2000, the Company granted options to purchase 1,202,600 shares of Class A common stock at exercise prices between $8.94 and $16.00 per share. As of September 30, 2000, options to purchase 460,359 shares were available for future grants.

Information relating to options granted, exercised and cancelled through September 30, 2000 is as follows:

                                                     Shares           Weighted
                                                     Under            Average
                                                    Option        Exercise Price
-------------------------------------------------------------------------------

  Balance, September 30, 1998                          1,477,800        $12.00
                                                   =============   ===========
   Granted (weighted average fair value of $11.80)       714,800         14.79
   Exercised                                             (29,594)        11.88
   Cancelled                                            (223,331)        12.40
                                                   -------------   -----------
  Balance, September 30, 1999                          1,939,675        $12.98
                                                   =============   ===========
   Granted (weighted average fair value of $11.20)     1,202,600         13.98
   Exercised                                            (172,755)        11.81
   Cancelled                                            (782,228)        14.23
                                                   -------------   -----------
  Balance, September 30, 2000                          2,187,292        $13.18
                                                    =============  ============

     Additional information regarding options as of September 30, 2000 is as follows:

                                         Options Outstanding                     Options Exercisable
                                               Weighted
                                                Average
                                               Remaining     Weighted                          Weighted
             Range of           Number       Contractual      Average           Number          Average
         Exercise Prices    Outstanding     Life (Years)   Exercise Price   Excercisable     Exercise Price
          $8.938 - $12.00       1,252,498         8.0         $11.44              476,407        $11.84
          $12.01 - $15.00         248,250         7.1          13.90             119,718         $13.88
          $15.01 - $18.875        686,544         8.3         $16.09              105,408        $16.20
                                  -------         ---         ------              -------        ------
                                2,187,292         8.0         $13.18              701,533        $12.84
                             ============         ===         ======              =======        ======

     At September 30, 1999, 447,780 options were exercisable at a weighted average exercise price of $12.15.

Employee Stock Ownership Plan
     On February 1, 1999, the Company adopted the Hungry Minds, Inc. 401(k), Profit Sharing, and Employee Stock Ownership Plan (the "KSOP"). The KSOP allows eligible employees to contribute up to 8% of their compensation into the 401(k), subject to annual limits. The Company matches a portion of the employee's 401(k) contributions and may, at its discretion, make additional profit sharing or employee stock ownership contributions based upon earnings. In December 1999 and 1998, the Company contributed 40,668 and 98,552 shares of Class A Common Stock to the Hungry Minds ESOP, respectively. Company contributions to the 401(k) and Profit Sharing Plan were approximately $1.1 and $1.8 million for fiscal years 2000 and 1999, respectively.

Employee Stock Purchase Plan
     The Company had an Employee Stock Purchase Plan ("ESPP") for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first day of the overlapping 24-month offering period or the last day of the six-month purchase period. Employees had the option to authorize the Company to withhold up to 10% of their compensation during any six-month purchase period, subject to certain limitations. The ESPP was authorized to issue up to 400,000 shares. During fiscal year 2000 and 1999, 60,408 and 70,679 shares were issued under the plan, respectively.

Stock Based Compensation
     As permitted under Statement of Financial Accounting Standards Board No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and as discussed in
Note 2, the Company used the intrinsic value method specified by APB Opinion No. 25 to calculate compensation expense associated with issuing stock options. Accordingly, the Company has not recognized any compensation expense with respect to such awards, since the exercise price of the stock options awarded has been equal to the fair market value of the underlying security at the date of grant.

     SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as prescribed by SFAS
123. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of the minimum value method for all periods prior to the initial public offering, and subsequently through the use of options pricing models. The Company's stock option calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                           2000         1999
                                                          ------        -----
    Dividend yield.....................................       0%           0%
    Volatility.........................................      76%          85%
    Risk-free interest rate............................    5.93%        5.94%
    Expected life (in years from date of grant)........        5            7

     The Company's calculations were based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized to expense over the vesting period of the awards, net income would have been approximately $10.1 million ($0.69 per diluted share) and $11.0 million ($0.74 per diluted share) for the years ended September 30, 2000 and 1999, respectively. However, because options vest over several years, the pro forma adjustments for the years ended September 30, 2000 and 1999 are not indicative of future period pro forma adjustments, assuming grants are made in those years, when the calculation will apply to all applicable stock options.

12.      Segment, Geographic, and Major Customer Information

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments and related disclosures about geographic information and major customers.

     The Company has two general publishing groups: Consumer and Technology. The two segments share the same infrastructure and personnel, and are not managed as separate operating divisions. Management evaluates the performance of these segments at the revenue and gross profit level; the Company's reporting systems do not track or allocate expenses or fixed assets by segment.

     The Consumer Group includes brands targeted at the general consumer, including For Dummies and CliffsNotes and the recently acquired Reference Brands (Note 3). The Technology Group consists of brands targeted for computer users, from beginning through advanced level users, including information technology professionals and software developers. Net revenues and gross profit by segment were as follows (in thousands):

     Net sales to customers by geographic region (based on the shipping location) were as follows for the years ended September 30 (in thousands):

                                                   2000          1999
                                                 ------        --------
      United States............................ $ 200,512     $ 142,886
      Canada...................................     8,416         9,376
      Singapore................................     7,574         4,048
      United Kingdom...........................     4,618         7,838
      Australia................................     4,235         2,148
      Other....................................     5,619         5,885
                                                 --------      --------
         Total................................. $ 230,974     $ 172,181
                                                =========     =========


     The majority of the Company's long-lived assets are located in the United States; however, at September 30, 2000 and 1999, approximately $260,000 and $200,000, respectively, of property and equipment long-lived assets, net of accumulated depreciation, were located outside of the United States.


     Net sales to individual customers representing greater than 10% of the Company's net sales were as follows for the years ended September 30 (in thousands):

                                                           2000          1999
                                                         ------        --------
      Barnes & Noble, Inc................................$40,751      $24,704
      Borders, Inc....................................... 33,262       21,269


13.  Related Party Transactions

     The Company paid a fee to the Parent for certain administrative services. These fees totaled $0.4 million in fiscal 2000 and $0.5 million in fiscal 1999.

     For the years ended September 30, 2000 and 1999, the Company accrued $0.4 million and $1.8 million, respectively, for contributions to be made to the Hungry Minds ESOP. In December 1999 and 1998, the Company contributed 40,668 and 98,552 shares of Class A Common Stock to the plan, respectively.

     Net revenue from affiliated customers amounted to approximately $1.2 million, and $1.6 million, in fiscal years 2000 and 1999, respectively.

14. Commitments and Contingencies

Leases
     The Company leases equipment and facilities under operating leases which expire at various dates through May 2010. Total rental expense for operating leases amounted to approximately $7.3 million and $3.8 million in 2000 and 1999, respectively. At September 30, 2000, the aggregate minimum rental commitments under noncancelable operating leases in excess of one year were as follows (in thousands):

       Years ending September 30,
               2001                                              $  5,941
               2002                                                 5,853
               2003                                                 5,231
               2004                                                 4,765
               2005                                                 4,630
               Thereafter                                          21,760
                                                                 --------
                     Total                                       $ 48,180
                                                                 ========

     In addition, the Company has a contract, which expires in 2009, to outsource its distribution and fulfillment functions to retail and wholesale customers through one vendor in a single source facility in Virginia. The Company also has a contract with the same vendor for a portion of its printing, which expires in 2008. Billings on this contract are expected to account for less than one-fourth of the Company's printing costs.

     The Company is subject to various legal actions and claims which have arisen in the ordinary course of business. In the opinion of management and counsel, the ultimate resolution of such legal proceedings and claims will not have a material effect on the financial position or results of operations of the Company.

     In September 2001, the Company bought out their lease in Foster City, California. This reduces the above minimum rental commitments to $4,886 and $5,069 in fiscal 2002 and 2003, respectively.


15.  Quarterly Information (Unaudited)

     The summarized quarterly financial data presented below for the Company's fiscal years ended September 30, 2000 and 1999 reflect all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented (in thousands, except per share amounts).





                                  Fourth          Third        Second            First
                                Quarter (2)      Quarter       Quarter          Quarter
                              -------------    -----------    -----------    -----------
     2000
Net revenue                    $   65,799      $  55,183      $   64,532     $   57,809
Net income                          1,544          2,554           4,572          3,383
Net income per share:
     Basic (1)                       0.10           0.17            0.31           0.23
     Diluted (1)                     0.10           0.17            0.31           0.23

     1999
Net revenue                    $   56,303      $  41,482      $   44,686     $   37,305
Net income                          2,375          2,631           4,551          3,180
Net income per share:
     Basic (1)                       0.16           0.18            0.32           0.22
     Diluted (1)                     0.16           0.17            0.31           0.22


(1) Due to variances in earnings from quarter to quarter and the issuance of additional shares of common stock during the periods, the sum of quarterly earnings per share can vary from annual earnings per share.

(2) During the fourth quarter of fiscal 2000, the Company revised certain assumptions in its estimate of the sales returns reserve, which had the effect of increasing pre-tax income by $5.0 million ($3.0 million after tax, or $.20 per diluted share).

16.      Subsequent Events

     In September 2001, all of the outstanding shares of the Company were acquired by John Wiley & Sons, Inc. for cash at a purchase price of $6.09 net per share, and all amounts outstanding under the Credit Facility were repaid.

                       Hungry Minds, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets - Unaudited
                    (in thousands, except per share amounts)


                                                                                            June 30,
                                                                                ------------------------------------------
                                                                                   2001                      2000
                                                                                ---------------------   --------------------
                                      ASSETS
Current Assets:
   Cash and equivalents........................................................$  10,864               $     384
   Accounts receivable - net....................................................  45,420                  56,889
   Inventory - net..............................................................  20,269                  28,708
   Other current assets.........................................................   9,445                   4,961
   Deferred tax assets..........................................................  22,047                  24,049
                                                                                 ---------------------   ---------------------
          Total Current Assets.................................................. 108,045                 114,991
Royalty advances - net..........................................................  15,116                  12,955
Property and equipment - net....................................................  11,737                  15,403
Intangible assets - net ........................................................  70,097                  73,714
Other assets ...................................................................   4,864                   3,714
                                                                                 ---------------------   ---------------------

                                                                                 =====================   =====================

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Current portion of long-term debt...........................................$  94,500                $     --
   Accounts payable.............................................................  15,361                  11,121
   Accrued liabilities..........................................................  27,900                  47,306
                                                                                 ---------------------   ---------------------
          Total Current Liabilities............................................. 137,761                  58,427

Long-term debt..................................................................      --                  82,000
Deferred tax liability .........................................................   4,747                   4,919
                                                                                 ---------------------   ---------------------
             Total liabilities.................................................. 142,508                 145,346

Minority interests..............................................................      88                      75


Stockholders' Equity:
   Preferred stock, $.001 par value; authorized:
     5,000,000 shares; issued and outstanding: 0
     shares.....................................................................      --                      --
   Common stock, $.001 par value; authorized:
     25,000,000 Class A shares and 400,000
     Class B shares; issued and outstanding:
     14,780,548 and 14,645,944 Class A shares at
     June 30, 2001 and 2000, respectively
     and 0 and 75,000 Class B shares at June 30, 2001 and 2000, respectively          15                      15
   Additional paid-in-capital...................................................  50,365                  49,552
   Retained earnings............................................................  16,918                  25,793
   Accumulated other comprehensive loss ........................................     (35)                     (4)
                                                                                 ---------------------   ---------------------
             Total stockholders' equity.........................................  67,263                  75,356
                                                                                 ---------------------   ---------------------
             Total Liabilities and Stockholders' Equity........................$ 209,859                $220,777
                                                                                 =====================   =====================

         See notes to unaudited condensed consolidated financial statements.

                       Hungry Minds, Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations- Unaudited
                    (in thousands, except per share amounts)


                                                                                       Nine Months Ended
                                                                                          June 30,
                                                                             -----------------------------------
                                                                                  2001                2000
                                                                             -----------------------------------

Revenue:
   Net sales ...............................................................   $128,799          $ 167,388
   Licensing and other revenues ............................................      7,582             10,136
                                                                             ----------------    ---------------
      Net revenue ..........................................................    136,381            177,524
                                                                             ----------------    ---------------

Operating costs and expenses:
   Cost of sales ............................................................    92,946             98,167
   Selling, general and administrative ......................................    40,479             51,859
   Restructuring and impairment charges ......................................    5,054                 --
   Depreciation and amortization ............................................     7,382              4,513
                                                                             ----------------    ---------------
      Total operating costs and expenses ....................................   145,861.           154,539
                                                                             ----------------    ---------------
Operating income (loss) .....................................................    (9,480)            22,985
   Interest expense, net ....................................................     7,584              4,865
                                                                             ----------------    ---------------
Income (loss) before provision (benefit) for income taxes ...................   (17,064)            18,120
   Provision (benefit) for income taxes .....................................    (6,645)             7,611
                                                                             ----------------    ---------------
Net income (loss) ..........................................................   $(10,419)          $ 10,509
                                                                             ================    ===============

Net income (loss) per share:
   Basic ...................................................................   $  (0.71)          $   0.72
                                                                             ================    ===============

   Diluted .................................................................   $  (0.71)          $   0.71
                                                                             ================    ===============

Shares used in per share calculations:
   Basic ...................................................................     14,767             14,636
                                                                             ================    ===============

         Diluted ..........................................................      14,767             14,767
                                                                             ================    ===============

      See notes to unaudited condensed consolidated financial statements.


                       Hungry Minds, Inc. and Subsidiaries
           Condensed Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                                             Nine Months Ended
                                                                                  June 30,
                                                                    ------------------------------------
                                                                           2001              2000
                                                                    ------------------------------------
Cash Flows from Operating Activities:
 Net income (loss) ................................................ $    (10,419)      $    10,509
 Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
   Depreciation and amortization ...................................       7,382             4,513
   Deferred income taxes............................................          55            (2,715)
   Noncash portion of restructuring and impairment charges..........       3,259                --
   Changes in operating assets and liabilities
    (net of effects of dispositions in 2000):
     Accounts receivable ...........................................      25,276           (10,578)
     Inventory ......................................................      9,450             1,350
     Other current assets ..........................................      (6,980)             (732)
     Royalty advances ...............................................      1,113            (3,033)
     Accounts payable ..............................................      (4,059)            1,572
     Accrued liabilities ...........................................     (22,368)           (9,379)
     Accrued restructuring ..........................................      1,053                --
                                                                    ----------------    ----------------

        Net cash provided by (used for) operating activities.......        3,762            (8,493)
                                                                    ----------------    ----------------

Cash Flows from Investing Activities:
 Capital expenditures .............................................       (1,851)          (12,024)
 Divestitures .....................................................           --            17,388
 Other investments ................................................        1,024              (611)
                                                                    ----------------    ----------------

        Net cash provided by (used for) investing activities.......         (827)            4,753
                                                                    ----------------    ----------------

Cash Flows from Financing Activities:
 Advances on the credit facility .................................        13,000            31,500
 Payments on the credit facility .................................        (6,000)          (31,500)
 Proceeds from exercises of stock options ........................            --             2,040
                                                                    ----------------    ----------------

       Net cash provided by financing activities .................         7,000             2,040
                                                                    ----------------    ----------------
                                                                    ----------------    ----------------
Net change in cash and equivalents ...............................         9,935            (1,700)
Cash and equivalents, beginning of period .........................          929             2,084
                                                                    ----------------    ----------------
Cash and equivalents, end of period ...............................  $    10,864       $       384
                                                                    ================    ================

Supplemental Cash Flow Information:
 Cash paid for income taxes .......................................  $     2,636       $     4,915
                                                                    ================    ================
 Cash paid for interest ...........................................  $     8,060       $     3,176
                                                                    ================    ================

Noncash Financing Activity:
 Issuance of Class A common stock under the ESOP plan .............  $        --       $       566
                                                                    ================    ================
 Payroll withheld to fund ESPP purchase ...........................  $       121       $       309
                                                                    ================    ================


       See notes to unaudited condensed consolidated financial statements.

                       HUNGRY MINDS, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (Dollars in thousands)

1.  Basis of Presentation

          The accompanying interim consolidated financial statements are unaudited, but have been prepared in accordance with generally accepted accounting ("GAAP") for interim consolidated financial statements. Certain information or footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with guidance for interim financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. These consolidated financial statements should be read in conjunction with the most recent audited consolidated financial statements included in the Company's Form 10-K for the year ended September 30, 2000.

     Organization and Description of Business--Hungry Minds, Inc., a Delaware company, (the "Company") (formerly IDG Books Worldwide, Inc.) was founded in 1990 as an indirect wholly-owned subsidiary of International Data Group, Inc. ("IDG").

          The Company is a leading global knowledge company featuring a diverse portfolio of technology, consumer, and general how-to book brands, computer-based learning tools, internet sites and internet e-services. The Company publishes and markets under well-known brand names, including For Dummies(R), Visual(TM), Frommer's(R), Bible, CliffsNotes(TM), Betty
     Crocker's(R), Howell Book House(TM), Webster's New World(TM) and Weight Watchers(R).

     Principles of Consolidation-- The consolidated financial statements include the accounts of Hungry Minds, Inc. and its majority controlled subsidiaries (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

     Reclassifications-- Certain amounts in prior periods' financial statements and related notes have been reclassified to conform to the fiscal year 2001 presentation.

2.        Significant Accounting Policies

     Fiscal Year--The Company's fiscal year ends on the last Saturday of each September. Similarly, the Company's fiscal quarters generally consist of thirteen weeks. For convenience, the thirty-nine week periods ended June 30, 2001 and June 24, 2000 are referred to throughout this document as the nine months ended June 30, 2001 and 2000, respectively.

     Net Income (Loss) Per Share-- Basic net income (loss) per share excludes dilution and is computed using the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock (stock options) were exercised or converted into common stock. For the nine months ended June 30, 2001 the Company recorded net losses and therefore there was no dilution. For the nine months ended June 30, 2000, 131,000 shares, reflecting the dilutive effects of stock options, were included in computing diluted net income per share.

     Comprehensive Income (Loss) -- Comprehensive income (loss) for the nine months ended June 30, 2001 and 2000 was ($10,444) and $10,495, respectively.

     New Accounting Pronouncements-- On October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133, as amended, requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. In accordance with SFAS 133, during 2001, the Company recognized a $622 liability and related pretax expense on a hedge instrument related to the Credit Facility (See note 7). The instrument caps LIBOR on $25,000 at 6.29% through October of 2001. In October 2001, the bank had the ability to change the 6.29% cap into a two-year swap, which, as of June 30, 2001, would result in a liability to the Company of approximately $622 (see Note 10).

          On October 1, 2000, the Company adopted Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101, as amended, provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. The impact of the Company's adoption of SAB 101 on its financial position or results of operations was insignificant.

          In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations ("SFAS 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 prohibits the use of the pooling of interest method of accounting for business combinations for transactions initiated after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and other intangible assets that have indefinite lives and instead requires an annual valuation and impairment test be performed on goodwill and all other intangible assets. The Company will be required to adopt SFAS 142 on October 1, 2002, but is permitted to adopt it early, on October 1, 2001. Goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the provisions of SFAS 142. The adoption of SFAS 141 will not impact the Company's financial position or results of operations. The impact of SFAS 142 on the Company's financial results is currently being evaluated.

3.       Accounts Receivable

     Accounts receivable consisted of the following:

                                                                 June 30,
                                              -----------------------------------------------
                                                       2001                     2000
                                              -----------------------   ---------------------

Accounts receivable ........................      $   77,129               $    95,428
Allowance for doubtful accounts ............          (5,817)                   (5,250)
Allowance for sales returns ................         (25,892)                  (33,289)
                                              -----------------------   ---------------------
    Net accounts receivable ................      $   45,420               $    56,889
                                              =======================   =====================


4.      Inventories

     Inventories consisted of the following:


                                                               June 30,
                                            -----------------------------------------------
                                                     2001                     2000
                                            -----------------------   ---------------------
Books (finished goods) ...................        $   33,243               $    35,842
Paper ....................................             2,853                     4,456
                                            -----------------------   ---------------------
    Total inventory......................             36,096                    40,298
Reserve for obsolescence ................            (15,827)                  (11,590)
                                            -----------------------   ---------------------
    Net inventory ........................        $   20,269               $    28,708
                                            =======================   =====================


5.       Intangible Assets
     Intangible assets consisted of the following:

                                                               June 30,
                                            -----------------------------------------------
                                                     2001                     2000
                                            -----------------------   ---------------------
Branded trademarks........................        $   37,837               $    53,012
Goodwill .................................            30,699                    18,530
Publishing rights .........................            7,220                     5,000
Other intangible assets ...................            1,000                       700
                                            ------------------------   ---------------------
    Total intangible assets ..............            76,756                    77,242
Less: accumulated amortization ...........            (6,659)                   (3,528)
                                            -----------------------   ---------------------
    Net intangible assets ................        $   70,097               $    73,714
                                            =======================   =====================

6.       Accrued Liabilities

Accrued liabilities consisted of the following:

                                                                  June 30,
                                               -----------------------------------------------
                                                        2001                     2000
Accrued royalties ...........................     $    12,564              $    14,845
Accrued promotions ..........................           2,421                   11,696
Accrued compensation and benefits ...........           4,005                    6,911
Accrued inventory and fulfillment ...........           3,842                    5,585
Accrued income taxes ........................              --                    1,886
Other accrued liabilities ...................           5,068                    6,383
                                               -----------------------   ---------------------
      Total accrued liabilities .............     $    27,900              $    47,306
                                               =======================   =====================


7.       Indebtedness

     The Company's debt was funded under a $110,000 syndicated credit facility dated July 1999 (the "Credit Facility"). The Company's borrowings under the Credit Facility at June 30, 2001 and 2000 totaled $94,500 and $82,000, respectively.

     During the first and second fiscal quarters of 2001, the Company did not meet certain financial ratio covenants contained in the Credit Facility. As a result, on May 7, 2001, the Company and its lenders under the Credit Facility agreed on the terms of a Forbearance and Amendment Agreement (the "Amendment"). Pursuant to the Amendment, the lenders agreed to forbear, subject to the terms and conditions set forth therein, from exercising their right to call amounts outstanding under the Credit Facility. The Amendment also effected the following changes, among others, to the terms of the Credit Facility: (i) the Company is no longer permitted to borrow additional amounts under the Credit Facility; (ii) the Credit Facility maturity date was changed to November 2, 2001; (iii) the interest rate margins charged on indebtedness were fixed at 2.25% for base rate loans and 3.5% for LIBOR loans, each representing increases of approximately 200 basis points; and (iv) certain financial ratio covenants were modified. As of June 30, 2001, the Company was in compliance with such modified covenants.

     The Amendment also contained certain required milestones including the continuance of the Company's efforts to complete a sale of the Company by the maturity date of the loan, November 2, 2001, and to take all steps necessary to enter into a binding purchase and sale agreement covering the sale of the Company by July 31, 2001. The Company and its lenders under the Credit Facility later agreed to extend the deadline to enter into a binding purchase and sale agreement to August 15, 2001. An agreement covering the sale of the Company was reached on August 12, 2001 (see Note 10).

     As a condition to the effectiveness of the Amendment, the Company was required to enter into a $9,500 subordinated debt facility (the "Subordinated Debt Facility") with IDG, its parent corporation, and IDG was required to enter into an agreement (the "IDG Commitment Agreement") with the lenders under the Credit Facility in which IDG committed to lend such amount to the Company pursuant to the Subordinated Debt Facility, and also agreed that it would pay to the lenders, on behalf of the Company, any scheduled installment of principal, interest and fees coming due under the Credit Facility on or before November 2, 2001, if not timely paid by the Company. The Subordinated Debt Facility required the Company to pay interest on amounts borrowed at rates, which exceed (by 150 basis points) the interest rates paid pursuant to the Credit Facility. The Subordinated Debt Facility also required the Company to pay a fee upon maturity which is equal to the greater of (i) $285 or (ii) 50% of the aggregate principal amount borrowed by the Company or paid on its behalf under the Subordinated Debt Facility or the IDG Commitment Agreement. If the Company did not draw on this facility, no fee was payable.

8.       Segment Information

     The Company has two general publishing groups: Consumer and Technology. The two segments share the same infrastructure and personnel, and are not managed as separate operating divisions. Management evaluates the performance of these segments at the revenue and gross profit level; the Company's reporting systems do not track or allocate expenses or fixed assets by segment.

     The Consumer Group includes brands targeted at the general consumer, including For Dummies, Frommer's, CliffsNotes, Betty Crocker's, Howell Book House, Webster's New World, Weight Watchers and many others. The Technology Group consists of brands targeted for computer users, from beginning through advanced level users, including information technology professionals and software developers. Such brands also include For Dummies and CliffsNotes as well as Visual, Bible, Secrets(R)and many others. Unaudited net revenues and gross profit estimates by segment are as follows:

9.       Restructuring and Impairment Costs

     During the second fiscal quarter of 2001, the Company recorded restructuring and impairment charges of $5,054 as a result of its restructuring plan, which included the closing of three of its offices and a reduction in workforce of approximately 130 employees from a total workforce of approximately 700 employees. The restructuring is primarily the result of a continued reduction in sales and the decision to significantly scale back the Company's internet operations to concentrate on its most heavily trafficked and leading revenue-generating internet brands, such as Frommers.com. Costs associated with the restructuring and impairment include an impairment of $2,380 to its estimated net realizable value of goodwill associated with the Company's August 2000 acquisition of the e-learning company Hungry Minds, Inc. (the "Hungry Minds Acquisition"), severance pay, relocation costs, rent or lease termination costs on unused office space and the write-off of certain equipment and leasehold improvements at closed facilities. The majority of such costs have already been incurred with approximately $1,050 remaining, which consists primarily of lease termination costs. As part of the restructuring, the majority of the operations from the Hungry Minds Acquisition have been shut down.

10.      Subsequent Events

     In September 2001, all of the outstanding shares of the Company were acquired by John Wiley & Sons, Inc. for cash at a purchase price of $6.09 net per share, and all amounts outstanding under the Credit Facility and the hedge instrument were repaid.

Item 7(b).          Pro Forma Financial information

                    Introduction

                    The following unaudited pro forma financial information gives effect to the acquisition in September 2001 by John Wiley & Sons, Inc. ("Wiley") of all the outstanding shares of Hungry Minds, Inc. (HM) for a total purchase price of approximately $184.7 million, consisting of approximately $90.2 million in cash for the common stock of HM, $92.5 million in cash to enable Hungry Minds to repay its outstanding funded debt and fees and expenses of approximately $2 million.

                    The unaudited pro forma statements have been prepared by Wiley based on purchase accounting and upon assumptions deemed proper by Wiley. The pro forma calculations presented are shown for comparative purposes only, and it should be noted that Wiley's financial statements will reflect the effects of the acquisition of HM only since date of acquisition in September 2001.

                    For purposes of calculating the pro forma financial information, a portion of the cost in excess of historical book values has been allocated to the various assets acquired and liabilities assumed on the basis of preliminary estimated fair values. The pro forma adjustments are based on preliminary estimates and assumptions, and actual adjustments may differ as a result of changes due to appraisals and evaluations of HM's assets and liabilities, including expected useful lives or amortization periods of the tangible and intangible assets, and tax regulations. At this time, it is anticipated that any changes will not have a material effect in the aggregate on the information presented.

                    For the unaudited pro forma condensed combined financial information, certain HM amounts have been reclassified to conform to the Wiley presentation. It is possible that a more detailed evaluation may result in different reclassifications of HM accounts or in changes in its accounting principles to conform with Wiley.

                    The unaudited pro forma condensed combined statement of financial position which follows, combines the unaudited consolidated statement of financial position of Wiley and the unaudited statement of financial position of HM as of July 31, 2001, as if the acquisition had been consummated on July 31, 2001. The information presented does not purport to reflect the financial position of Wiley as of July 31, 2001 had Wiley acquired HM on that date, or the financial position of Wiley at any future date.

                    The unaudited pro forma condensed combined statement of income for the year ended April 30, 2001 which follows, presents the combined results of operations of Wiley and HM based on the audited results of operations for Wiley and the unaudited results of operations for HM for such year, as if the acquisition had been consummated as of May 1, 2000. The results shown are not necessarily indicative of the actual results that would have been obtained had the acquisition been consummated as of May 1, 2000, or of future results of operations of the combined companies. The results of operations for HM for the year ended April 30, 2001 included restructuring and impairment charges of $5.1 million representing costs associated with a work force reduction, facility closings and a write-down of certain goodwill to its estimated realizable value. Offsetting this charge was a $5.0 million increase in operating income resulting from certain revised assumptions related to HM's estimate of its sales returns reserve.

                    The unaudited pro forma condensed combined statement of income for the three months ended July 31, 2001 which follows, presents the unaudited combined results of operations for Wiley and HM for such period, as if the acquisition had been consummated as of May 1, 2000. The results shown are not necessarily indicative of the actual results that would have been obtained had the acquisition been consummated as of May 1, 2000, or of future results of operations of the combined companies.

                    The statements that follow should be read in conjunction with the above and the Notes to the Unaudited Pro Forma Condensed Combined Financial Information, and the historical financial statements and notes thereto of Wiley and HM.

          PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

                                 July 31, 2001
                                    UNAUDITED
                             (Dollars in Thousands)

                                                                                                Pro Forma        Pro Forma
Assets                                                           Wiley            HM           Adjustments       Combined
                                                                ---------       --------      -------------     ----------
Current Assets
        Cash and cash equivalents                          $        6,131          6,065        13,326  (B)       25,522
        Accounts receivable                                        96,056         40,718        (7,307) (A)      129,467
        Income tax receivable                                           -          9,329           115  (A)        9,444
        Inventories                                                50,611         20,392        (1,537) (A)       69,466
       Deferred income tax benefits                                14,170         22,047        (5,245) (A)       30,972
        Prepaid expenses                                            9,217          1,603           (43) (A)       10,777
                                                                ----------      ---------       --------        --------
                  Total Current Assets                            176,185        100,154          (691)          275,648

Product Development Assets                                         42,848         16,199         1,166  (A)       60,213
Property and Equipment                                             53,738         11,424        (6,959) (A)       58,203
Intangible Assets                                                 281,171         69,878        56,971  (A)      408,020
Deferred Income Tax Benefits                                        2,956          1,217        (1,217) (A)        2,956
Other Assets                                                       17,681             70             -            17,751
                                                                ----------      ---------       ---------       ---------
Total Assets                                               $      574,579        198,942        49,270           822,791
                                                                ==========      =========       =========       =========

Liabilities & Shareholders' Equity

Current Liabilities

        Notes payable and current portion of long-term debt$       30,000         94,500       (94,500) (B)       30,000
        Accounts and royalties payable                             61,807         23,619           500  (A)       85,926
        Deferred subscription revenues                             76,054              -             -            76,054
       Accrued income taxes                                        11,426              -             -            11,426
        Other accrued liabilities                                  34,095         14,155        12,694  (A)       60,944
                                                                ---------       ---------       ---------       --------
                   Total Current Liabilities                      213,382        132,274       (81,306)          264,350

Long-Term Debt                                                     65,000              -       200,000  (B)      265,000
Other Long-Term Liabilities                                        35,286              -         9,125  (A)       44,411
Deferred Income Taxes                                              21,154          4,747       (16,628) (A)        9,273
Minority Interests                                                      -             60           (60) (A)            -
Shareholders' Equity                                              239,757         61,861       (61,861) (C)      239,757
                                                                ---------       ---------       --------        --------
           Total Liabilities & Shareholders' Equity          $    574,579        198,942        49,270           822,791
                                                                =========       =========       ========        ========


 The accompanying Introduction and Notes are an integral part of this condensed combined statement.

                  JOHN WILEY & SONS, INC AND HUNGRY MINDS, INC.
          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME - UNAUDITED
                        FOR THE YEAR ENDED APRIL 30, 2001
                      (In thousands except per share data)

                                                                                      Pro Forma        Pro Forma
                                                          Wiley          HM           Adjustment       Combined
                                                        --------      ---------      -----------       ---------
Revenues                                         $       613,790       220,574              -           834,364

Costs and Expenses
          Cost of sales                                  199,400        94,490               -          293,890
         Operating and administrative expenses           301,470       124,141            (941)  (D)    424,670
          Amortization of intangibles                     17,496         2,473          (2,343)  (E)     17,626
                                                        ---------     ---------         --------        --------
          Total Costs and Expenses                       518,366       221,104          (3,284)         736,186
                                                        --------      ---------         --------        ---------
Operating Income (Loss)                                   95,424          (530)          3,284           98,178

Interest Income and Other                                  2,828           130               -            2,958
Interest Expense                                          (8,025)       (9,002)         (2,741)  (F)    (19,768)
                                                          -------       -------         -------         ---------
Interest Income (Expense) - Net                           (5,197)       (8,872)         (2,741)         (16,810)
                                                          -------       -------         -------         ---------
Income(Loss) Before Taxes                                 90,227        (9,402)            543           81,368
Provision (Benefit) For Income Taxes                      31,309        (3,655)           (451)  (G)     27,203
                                                         --------       -------         -------         ---------
Net Income (Loss)                                $        58,918        (5,747)            994           54,165
                                                        =========       =======         =======         =========

Income Per Share

         Diluted                                $          0.93                                           0.86
          Basic                                 $          0.97                                           0.90

Average Shares Used in Computation
          Diluted                                         63,300                                         63,300
          Basic                                           60,492                                         60,492


  The accompanying Introduction and Notes are an integral part of this condensed combined statement.

                  JOHN WILEY & SONS, INC AND HUNGRY MINDS, INC.
          PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME - UNAUDITED
                    FOR THE THREE MONTHS ENDED JULY 31, 2001
                      (In thousands except per share data)

                                                                                     Pro Forma          Pro Forma
                                                         Wiley            HM        Adjustments          Combined
                                                        --------        --------    -----------         ----------
Revenues                                          $     161,044          43,144            -             204,188

Costs and Expenses
              Cost of sales                              49,928          20,360            -              70,288
              Operating and administrative expenses      76,233          23,690         (223)  (D)        99,700
             Amortization of intangibles                  4,346           1,146       (1,113)  (E)         4,379
                                                        -------         --------      -------           ---------
              Total Costs and Expenses                  130,507          45,196       (1,336)            174,367
                                                        =======         ========      =======           =========

Operating Income (Loss)                                  30,537          (2,052)       1,336              29,821

Interest Income and Other                                   439              28            -                 467
Interest Expense                                         (1,143)         (2,706)        (364)  (F)        (4,213)
                                                        --------        --------      -------            --------

Interest Income (Expense) - Net                            (704)         (2,678)        (364)             (3,746)
                                                        --------        --------     --------            ---------

Income(Loss) Before Taxes                                29,833          (4,730)         972              26,075
Provision (Benefit) For Income Taxes                     10,292          (1,979)         268   (G)         8,581

                                                        --------        --------     --------           --------
Net Income (Loss)                                 $      19,541          (2,751)         704              17,494
                                                        ========        ========     ========           =========

Income Per Share

              Diluted                             $        0.31                                             0.28
              Basic                               $        0.32                                             0.29

Average Shares Used in Computation
              Diluted                                    63,075                                           63,075
              Basic                                      60,589                                           60,589


  The accompanying Introduction and Notes are an integral part of this condensed combined statement.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION


1.         Pro Forma Adjustments

The following notes describe the pro forma adjustments to the unaudited pro forma condensed combined balance sheet reflecting the acquisition of HM as though it was consummated as of July 31, 2001:

(A) To allocate the purchase price paid, including estimated expenses, of approximately $184.7 million and to adjust HM's assets and liabilities based on preliminary estimates of fair values including:

     -    estimated reserves for returns and uncollectible accounts receivable.

     - estimated reserves for inventory obsolescence and estimates of the net realizable value of other assets.

     - estimated accrued liabilities for severance and HM's costs related to the acquisition.

     - estimated accrued liabilities for losses related to excess leased space.

     -    recognition of appropriate deferred tax benefits.

(B) To reflect borrowings of $200 million to finance the acquisition, refinance the existing debt of HM, and to finance the working capital needs of HM. The transaction was financed by a new five-year term loan bank facility.

(C)      To eliminate the equity accounts of HM.

The following notes describe the pro forma adjustments to the unaudited pro forma condensed combined statements of income reflecting the acquisition of HM as though it was consummated as of May 1, 2000.

(D) To reflect revised estimates for depreciation and amortization of fixed assets.

(E) To reflect the non-amortization of certain intangible assets arising from the allocation of the purchase price and adjustments to HM's assets and liabilities based on preliminary estimates of fair values. The values assigned to branded trademarks, acquired publication rights and goodwill are being accounted for in accordance with the recently issued Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Accordingly, goodwill, and those branded trademarks that are estimated to have an indefinite useful life, are not being amortized. Acquired publication rights are being amortized over an estimated useful lives ranging from 10 to 15 years.

(F) To reflect additional interest expense assumed to have been incurred on the borrowings to finance the acquisition and to refinance HM debt. For purposes of the pro forma results of operations, an average effective interest rate of 5.81% was used, based on the assumption that Wiley will enter into an interest rate swap agreement to fix the interest rate on the existing floating rate bank loan.

(G) To record the estimated income tax effects of the pro forma adjustments.


 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of
  1995

     This report contains certain forward-looking statements concerning the company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                                John Wiley & Sons, Inc.




                                         /S/    Ellis. E. Cousens
                                                ------------------
                                                Ellis E. Cousens
                                                Executive Vice President and
                                                Chief Financial Officer






Date:  December 5, 2001